EXHIBIT 99.1

Immunomedics Appoints Edward T. Wolynic to Board Of Directors

MORRIS PLAINS, N.J., Aug. 6, 2007 (PRIME NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today announced that Dr. Edward T. Wolynic has been appointed to the Company's Board of Directors. Dr. Wolynic served as Chief Technology Officer and Group Vice President of Strategic Technologies at Engelhard Corporation, prior to its 2006 acquisition by BASF. He has demonstrated leadership of global technology functions, new business ventures, intellectual property assets and strategic growth initiatives.

Prior to joining Engelhard Corporation, Dr. Wolynic was the Vice President of Research and Development at International Specialty Products and at UOP, where he served in the same capacity. Previously, he held positions with Union Carbide and Merck. Dr. Wolynic is also a member of the Board of Directors of the Garden State Cancer Center Foundation. Dr. Wolynic holds a BS in Chemical Engineering from Polytechnic Institute of Brooklyn, a MS in Chemical Engineering and a PhD in Chemical Engineering from Princeton University.

The Board of Directors will recommend the election of Dr. Wolynic in the 2007 proxy, which will be distributed at the end of October.

"I am excited about this opportunity to work with members of the Board of Directors and management. Immunomedics is a leader in bringing innovative therapeutics into the clinic for the treatment of cancer and other serious illnesses. I look forward to guiding the Company in developing the full potential of its rich and diverse pipeline of product candidates," Dr. Wolynic commented.

"I have known Ed for a long time. He is a veteran of R&D with a distinguished record in the successful development and commercialization of new technologies, and we are delighted to have such an experienced and capable executive join us," remarked Dr. David M. Goldenberg, Chairman of the Board and founder of the Company.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We have licensed our lead product candidate, epratuzumab, to UCB, S.A. for the treatment of all autoimmune disease indications worldwide. We have retained the rights for epratuzumab in oncology indications for which UCB has been granted a buy-in option. UCB has development, manufacture and commercialization rights, and is responsible for all clinical trials evaluating epratuzumab for the treatment of patients with moderate and severe lupus. At present, there is no cure for lupus and no new lupus drug has been approved in the U.S. in the last 40 years. The Company is conducting clinical trials with hA20 in patients with non-Hodgkin's lymphoma, epratuzumab as a potential therapeutic for patients with lymphoma and leukemia, 90Y-epratuzumab for the therapy of patients with lymphoma, 90Y-hPAM4 for pancreas cancer therapy and hCD74 as a therapy for patients with multiple myeloma. We believe that our portfolio of intellectual property, which includes approximately 108 patents issued in the United States, and more than 250 other issued patents worldwide, protects our product candidates and technologies. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock and Lock (DNL) methodology, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. For additional information on us, please visit our web site at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partner for the further development of epratuzumab for autoimmune indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT: Immunomedics, Inc.
         Dr. Chau Cheng, Associate Director, Investor Relations
         & Business Analysis
         (973) 605-8200, extension 123
         ccheng@immunomedics.com